EXHIBIT 11

             NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES COMPUTATION OF AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING



                                                                                  Average Number
                                                                                  of Shares Out-
                                                                                standing as shown
                                                                                  on Consolidated
                                      (1)            (2)                       Statements of Income
                                    Shares of       Number            (3)        (3 divided by
                                     Common        of Days         Share Days    number of days
Year Ended December 31,              Stock       Outstanding        (2 x 1)         in year)
-----------------------------     -----------    ------------    --------------  ---------------
1999
----
JANUARY 1 - MARCH 18              187,364,863         77         14,427,094,451

MARCH 18 - DECEMBER 31 (Note 1)   187,364,863        288         53,961,080,544

SHARES REPURCHASED BY
   NIAGARA MOHAWK                  10,000,000        (a)            246,683,200
                                  -----------                    --------------
                                  177,364,863                    68,141,491,795    186,689,019
                                  ===========                    ==============    ===========
1998
----
January 1 - December 31           144,419,351        365         52,713,063,115

Shares issued in accordance
   with the MRA Agreement
   June 30                         42,945,512        185          7,944,919,720
                                  -----------                    --------------
                                  187,364,863                    60,657,982,835    166,186,254
                                  ===========                    ==============    ===========
1997
----
January 1 - December 31           144,365,214        365         52,693,303,110

Shares issued at various
   times during the period -
   Acquisition - Syracuse
   Suburban Gas Company, Inc.          54,137        (b)             14,260,096
                                  -----------                    --------------
                                  144,419,351                    52,707,563,206    144,404,283
                                  ===========                    ==============    ===========


(a) Number of days outstanding not shown as shares represent an accumulation of purchases of Holdings' common stock by Niagara Mohawk during the last quarter of 1999. Shares days for the shares repurchased are based on the total number of days each share was repurchased during the year.

(b) Number of days outstanding not shown as shares represent an accumulation of weekly, monthly and quarterly issues throughout the year. Share days for shares issued are based on the total number of days each share was outstanding during the year.

Note 1: On March 18, 1999, the common stock of Niagara Mohawk was exchanged on a share-for-share basis with Holdings. The number of shares of common stock outstanding for 1998 and 1997 is Niagara Mohawk's.

Note 2: Earnings per share calculated on both a basic and diluted basis are the same due to the effects of rounding.